CLAWBACK POLICY
Approved and adopted: February 25, 2021. Amended and restated: November 16, 2023

This clawback policy (the “Policy”) applies to all current and former “officers” (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) of Electronic Arts Inc. (the “Company”) and its subsidiaries (“Covered Officers”) and shall apply to Incentive Compensation that is received on or after October 2, 2023 by any Covered Officer (i) after beginning service as an officer, (ii) who served as an officer at any time during the performance period for the Incentive Compensation, and (iii) during the three completed fiscal years preceding an accounting restatement covered by the applicable provisions of the Nasdaq Stock Market LLC Listing Rules (the “Nasdaq Clawback Rules”) or any transition period covered by the Nasdaq Clawback Rules.

For purposes of this Policy, “Incentive Compensation” means all compensation, including all performance-based cash bonuses and short-term and long-term incentive awards (including cash and equity awards), granted, vested or earned based wholly or in part upon the attainment of a “financial reporting measure” as defined under the Nasdaq Clawback Rules. For purposes of this Policy, Incentive Compensation is deemed received in the fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained.

RECOVERY OF EXCESS INCENTIVE COMPENSATION

To the extent permitted by applicable law, the Company shall recover reasonably promptly any excess Incentive Compensation from a Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to such statements or (ii) that would result in a material misstatement if the correction of the error was recognized in the current period or left uncorrected in the current period.

For purposes of this Policy, “excess Incentive Compensation” means an amount equal to the difference between (i) any Incentive Compensation received by the Covered Officer during the three completed fiscal years before the accounting restatement and (ii) the Incentive Compensation the Covered Officer would have received had it been determined based on the accurate financial information or restated financial results, without regard to any taxes paid. If an amount of excess Incentive Compensation is based on the Company’s stock price or total shareholder return and is not subject to mathematical recalculation directly from the accounting restatement, the amount to be recovered must be based on a reasonable estimate of the effect of the accounting restatement on stock price or total shareholder return, as applicable, and the Company must maintain documentation of same and provide it to the Nasdaq Stock Market.

The Board shall determine the amount of excess Incentive Compensation to be recovered or forfeited pursuant to this Policy and the manner of such recovery except to the extent such withholding is not permitted under applicable law, or would cause the imposition of additional taxes and/or penalties under applicable law.

The Board may determine that excess Incentive Compensation will not be recovered in circumstances where non-enforcement is expressly permitted by the Nasdaq Clawback Rules.

Any determination regarding this Policy, its application or implementation will be made by the Board consistent with the Nasdaq Clawback Rules, and such determination shall be conclusive and binding on the Company and the Covered Officers. In the event of any inconsistency between this Policy and the Nasdaq Clawback Rules, the Nasdaq Clawback Rules shall prevail.

OTHER

The Company is prohibited from indemnifying any Covered Officer against the loss of any excess Incentive Compensation and from paying or reimbursing a Covered Officer for purchasing insurance to cover any such loss.

This Policy is (i) intended to comply with requirements imposed pursuant to applicable law, including the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities and Exchange Act of 1934, as amended, and the Nasdaq Clawback Rules and (ii) shall be in addition to any clawback or recoupment provision in any of the Company’s plans, awards and other individual agreements (including the suspension and recoupment provisions in the Company’s equity award agreements), and any other rights or remedies available to the Company, including termination of employment.

The Board may amend or terminate this Policy at any time.